Exhibit (a)(ii) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                        MUNICIPAL SECURITIES INCOME TRUST
                                Amendment No. 18
                              DECLARATION OF TRUST
                             As dated August 6, 1990

     Effective immediately, this Declaration of Trust is amended as follows:

     Strike Section 1 of Article I from the Declaration of Trust and substitute in its place the following:

      Section 1.  Name.
                  ----

     This Trust shall be known as Federated Municipal Securities Income Trust.

     Strike Section 2(b) of Article I from the Declaration of Trust and substitute in its place the following:

     (b) The "Trust" refers to Federated Municipal Securities Income Trust;


     Insert the  following  as Section 9 of Article  XII of the  Declaration  of
Trust:

     Section 9. Use of Name. The Trust acknowledges that Federated Investors has reserved the right to grant the non-exclusive use of the name "Federated" or any derivative thereof to any other investment company, investment company portfolio, investment adviser, distributor, or other business enterprise, and to withdraw from the Trust or owe or more Series or Classes any right to use of the name "Federated".

     The undersigned President and Secretary hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 20th day of May, 1999.

     WITNESS the due execution hereof this 1st day of October, 1999.


/s/ Richard B. Fisher               /s/ John W. McGonigle
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Richard B. Fisher, President        John W. McGonigle, Secretary